Exhibit 10.1
SEPARATION & RELEASE AGREEMENT
This Separation & Release Agreement (which is referred to herein as this "Agreement") is being entered into by you, Thomas R. Wright, (who will be referred to as "you") and Sterling Construction Company, Inc. (which will be referred to as "Sterling") as follows:
Background
You have stated that you wish to resign from Sterling's employ.  Because of your dedication, hard work and ceaseless efforts on behalf of Sterling; because of your agreement to assist Sterling in the transition of your duties; because of your agreement to provide consulting services to Sterling after you cease to be an employee of Sterling; and because of your willingness to provide the releases contained in this Agreement, the Compensation Committee of the Board of Directors of Sterling has agreed to award you certain bonus compensation and to provide you with certain benefits that you would not otherwise be entitled to under your employment agreement with Sterling dated September 25, 2013, as amended on September 26, 2014.  The payments and benefits described in this Agreement are in lieu of any and all payments and benefits that you might otherwise be entitled to under your employment agreement, as amended, or under Company policies.
Therefore, for and in consideration of the foregoing recitals and the covenants contained herein, it is hereby agreed between you and Sterling as follows:
1.	The Separation Bonus Compensation & Benefits. Effective as of July 3, 2015, Sterling will do the following:
(a)	Release the contractual restrictions on, and waive the forfeiture provisions relating to, the 55,536 shares of restricted common stock that you currently own;
(b)	Award to you a discretionary bonus consisting of 106,478 shares of unrestricted common stock of the Company; and
(c)
For the period from August 1, 2015 through the earlier to occur of July 31, 2016 or the date you have the option to be covered by another employer health plan, continue to cover you under the medical and dental plans sponsored by Sterling for its employees with the same coverage you had immediately prior to July 4, 2015, provided that you timely elect COBRA coverage and remit to Sterling on a timely basis an amount equal to the applicable monthly COBRA premium (less the COBRA administrative surcharge) for such continued coverage; and Sterling will reimburse you for any medical and dental premium expenses incurred by you hereunder within thirty days after the date of your payment thereof.  To the extent that any medical or dental expense or in-kind benefits provided for under this Section 1(c) are taxable to you in a given year, any such expense shall be reimbursed to you by Sterling within thirty days of such expense being incurred, and any expenses reimbursed or in-kind benefits provided hereunder shall not affect the expenses eligible for reimbursement or in-kind benefits provided in any other year.

2.	Consulting Responsibilities.
(a)
You agree, at the Company's request from time to time, to provide consulting services to the Company in your area of financial and operational expertise.  The Company will reimburse to you any out-of-pocket expenses you may incur in providing consulting services.

(b)	The consulting services will not be so time-consuming as to prevent you from seeking new employment and carrying on full-time employment.
3.	The Sterling Affiliates. In this Agreement, the term "Sterling Affiliates" means —
(a)	All of Sterling's stockholders, directors, officers, employees and former employees;

(b)	All of Sterling's subsidiaries or companies with which Sterling consolidates its financial statements; and
(c)
All of Sterling's predecessor companies, successors, attorneys, agents and assigns, as well as all other persons, firms, partnerships, or corporations in control of, under common control with, or in any way presently or formerly associated with Sterling.

4.	The General Release.
(a)
You, for yourself and on behalf of your heirs, executors, administrators, personal representatives and beneficiaries, hereby release, acquit and forever discharge Sterling and the Sterling Affiliates from any and all claims, charges, complaints, liabilities, obligations, promises, agreements, contracts, damages, actions, causes of action, suits, or other liabilities of any kind or character arising from, relating to, or in any way connected with, any facts or events occurring on or before the execution of this Agreement, including, but not limited to any such claims, charges, complaints, liabilities, obligations, promises, agreements, contracts, damages, actions, causes of action, suits, or other liabilities arising out of or in any way related to your employment with Sterling or the termination of your employment, except that this General Release does not apply to claims arising under the Age Discrimination in Employment Act, which are addressed in The ADEA Release in Section 4, below.

(b)	You agree that this General Release includes, but is not limited to, a release of the following:
(i)
Claims of wrongful termination, discrimination, retaliation, breach of contract, promissory estoppel, retaliatory discharge, constructive discharge, and discharge in violation of any law, statute, regulation or ordinance providing whistleblower protection, discharge in violation of public policy (except as provided below), intentional infliction of emotional distress, negligent infliction of emotional distress, defamation, harassment, sexual harassment, invasion of privacy;

(ii)	Any claims based on tort or contract (except as provided below);
(iii)
Any claims of violation(s) of any federal, state, or local law, including, but not limited to, any violation of Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Equal Pay Act, 29 U.S.C. § 206, the Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq., the Sarbanes-Oxley Act, 18 U.S.C. § 1514A et seq., the Texas Commission on Human Rights Act, Tex. Lab. Code § 21.001, et. seq., the Texas Workers' Compensation Act, Tex. Lab. Code §§ 451.001 - 451.003, the Texas Payday Act, Tex. Lab. Code § 61.011, et seq.; or any other employment or civil rights act (except that this General Release does not apply to claims arising under the ADEA, which are addressed in the ADEA Release in Section 4 below); and

(iv)
Any claims for severance pay, accrued benefits or benefits under any compensation or employee benefit plan, program, policy, contract, agreement or other arrangement of Sterling or the Sterling Affiliates, except —

A.	Any claim that under state or federal law cannot legally be waived or released by you;
B.	Any claim for unemployment compensation;
C.	Any claim for workers' compensation benefits;
D.	Any benefits that you are entitled to receive under any Sterling plan that is a qualified plan under Internal Revenue Code §401(a); and

E.
Any benefits that you are entitled to receive under a Sterling group health plan that is subject to COBRA, provided that you properly elect COBRA continuation coverage as provided above in Section 1(c).

(c)	By signing this Agreement, you are not releasing any claim you may have that arises out of a breach of this Agreement by Sterling.
(d)	This General Release does not apply to claims arising under the ADEA, which are addressed in the ADEA Release in Section 4, below.
5.	The ADEA Release.
(a)
You, for yourself and on behalf of your heirs, executors, administrators, personal representatives and beneficiaries hereby release, acquit and forever discharge Sterling and the Sterling Affiliates of and from any and all liabilities, claims, actions, demands, and/or causes of action, arising under the Age Discrimination in Employment Act ("ADEA") on or before the date of this Agreement, and hereby acknowledge and agree that:

(i)	This Agreement, including this ADEA Release, was negotiated at arms-length;
(ii)	This Agreement, including this ADEA Release, is worded in a manner that you fully understand;
(iii)	You specifically waive any rights or claims under the ADEA;
(iv)	You knowingly and voluntarily agree to all of the terms set forth in this Agreement;
(v)	You acknowledge and understand that any claims under the ADEA that may arise after the date of this Agreement are not waived;
(vi)	The rights and claims waived in this Agreement are in exchange for consideration over and above anything to which you were already indisputably entitled;
(vii)	You have been and hereby are advised in writing to consult with an attorney prior to executing this Agreement;
(viii)	You understand that you have been given a period of up to twenty-one (21) days to consider the ADEA Release prior to executing it;
(ix)	You understand that you have been given a period of seven (7) days from the date of the execution of the ADEA Release to revoke (cancel) the ADEA Release, and
(x)	You understand and acknowledge that the ADEA Release will not become effective or enforceable until the revocation period has expired.
(xi)
If you elect to revoke your release of age discrimination claims, the revocation must be in writing and delivered to the Sterling officer who has signed this Agreement at the address set forth under his name no later than 5:00 p.m. Central time on the seventh (7th) day after the date you signed this Agreement.

(xii)	If you do not revoke the ADEA Release within the seven-day period, it will become legally-binding and enforceable on the eighth (8th) day.
6.	Confidentiality/Return of Property.
(a)
You agree not to divulge to any other person or entity any information that Sterling or the Sterling Affiliates have previously indicated to you should be kept confidential or that Sterling indicates through its policies, procedures, or other instructions should not be disclosed to anyone outside of Sterling except through controlled means.

(b)
You also agree that you will keep the terms and conditions of this Agreement, including, but not limited to, the amount of the severance payments, in confidence and not reveal them to any other person or entity.  This confidentiality provision is a very important part of this Agreement to Sterling and is legally binding on you.  However, you may show the terms and conditions of this Agreement —

(i)	To your legal and financial advisors.
(ii)	If you are required to do so by a subpoena or other legal process.
(c)
You acknowledge, agree and covenant that you have returned, or will, immediately upon the effective date of your termination, return to Sterling all property in your possession, custody or control, including, but not limited to, all computers, hardware, software, and other computer-related items, passkeys, parking or other access cards, along with all originals and all copies of any and all documents (whether hard or soft copies) or other materials belonging to, or containing, confidential information of Sterling or any Sterling Affiliates.

7.	Disparagement. You agree not to do anything that will disparage or damage Sterling or any of the Sterling Affiliates.
8.	Other Agreements, Acknowledgements and Understandings. By signing this Agreement you also acknowledge and agree to the following:—
(a)
You represent that you have not filed any charges, complaints, or other proceedings against Sterling or any Sterling Affiliates that are presently pending with any federal, state, or local court or administrative or governmental agency.  However, nothing in this Agreement shall prohibit you from initiating or participating in any proceeding before a governmental agency, provided that you agree to waive all right to recovery with respect to such proceeding.

(b)	You represent to Sterling that you have read this Agreement in full and that you understand its contents, terms, conditions, and its effects on you.
(c)	You state that you are not presently affected by any condition that would prevent you from knowingly and voluntarily entering into this Agreement.
(d)	You state that your agreements and promises made in this Agreement are not made under any pressure, duress, coercion or undue influence by anyone.
(e)	You voluntarily accept the severance payments described above as sufficient payment for the releases you give in Section 3 (The General Release) and Section 4 (The ADEA Release) above.
(f)
You further acknowledge and agree that, except as provided in this Agreement, you have been paid all wages that you may be entitled to from Sterling, including base salary, any bonus compensation, any sales commissions, accrued and unused vacation time, and any non-cash compensation, and that you are not be entitled to any other compensation or remuneration of any kind from Sterling with respect to your employment with Sterling or otherwise.

(g)	You agree that no promises or representations have been made to you in writing or orally by Sterling or by any person who claims to act for Sterling that are not contained in this Agreement.
(h)
You understand that this Agreement will supersede any and all obligations that Sterling or any Sterling Affiliate might otherwise have to you for any act or omission that took place, or should have taken place, on or before the date this Agreement is signed by you.

(i)	You give up all rights to be recalled, reinstated, employed, or re-employed by Sterling, and you agree not to apply for employment with Sterling or any Sterling Affiliate in the future.
(j)	You give up all claims you may have for past or future wages from Sterling or from any of the Sterling Affiliates.

(k)
You understand that the benefits provided to you under this Agreement are not an admission of liability or evidence of unlawful conduct by Sterling, and that Sterling expressly denies any such liability.

(l)	You understand that any amendment of this Agreement must be in writing and signed by both you and Sterling.
9.
Non-Solicitation.  You agree not to voluntarily or involuntarily solicit or induce, either directly or indirectly, any employee of Sterling or of any Sterling Affiliate to work for you or for any business, individual, partnership, firm, corporation or other business entity with which you are associated in any capacity as an employee, consultant, independent contractor, or owner.

10.
Consultation With an Attorney.  You have the right to consult an attorney of your choice before signing this Agreement, and you are strongly urged to do so.  Therefore, by signing this Agreement you represent to Sterling either that you have consulted with an attorney, or that you have knowingly and voluntarily decided not to do so.

11.
Disputes.  If any dispute between you and Sterling arises about this Agreement, you and Sterling agree that the dispute will be resolved solely in accordance with the terms and conditions of this Agreement and with the laws of the State of Texas.

12.
Continuing Obligations.  Nothing in this Agreement shall be deemed to affect or relieve you from any continuing non-disclosure, non-solicitation, and non-competition obligations entered into between you and Sterling.

13.
Severability.  If any provision contained in this Agreement is determined to be void, illegal, or unenforceable, in whole or in part, then the other provisions contained in this Agreement shall remain in full force and effect as if the provision which was determined to be void, illegal, or unenforceable had not been contained in this Agreement.

Sterling Construction Company, Inc.
By:	/s/ Paul J. Varello	/s/ Thomas R. Wright
	Paul J. Varello 1800 Hughes Landing Blvd. —Suite 250 The Woodlands, Texas	Thomas R. Wright
Date signed:	July 3, 2015	Date signed:	July 3, 2015